As filed with the Securities and Exchange Commission on June 25, 2014

Registration No. 333-171627

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CHELSEA THERAPEUTICS INTERNATIONAL, LTD.

(Exact name of registrant as specified in its charter)

Delaware	20-3174202
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3530 Toringdon Way, Suite 200 Charlotte, North Carolina	28277
(Address of Principal Executive Offices)	(Zip Code)

2004 Stock Plan, as Amended
(Full title of the plan)

Staffan Schüberg

President

Chelsea Therapeutics International, Ltd.

3530 Toringdon Way, Suite 200

Charlotte, North Carolina 28277

(Name and address of agent for service)

(704) 341-1516

(Telephone number, including area code, of agent for service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:

Copy to:

Faiza J. Saeed, Esq.

Ting S. Chen, Esq.

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, New York 10019-7475

(212) 474-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer”, “accelerated filer”, and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to the Registration Statement of Chelsea Therapeutics International, Ltd., a Delaware corporation (the “Company”), on Form S-8 (Registration No. 333-171627), initially filed with the Securities and Exchange Commission (the “SEC”) on January 10, 2011 (the “Registration Statement”), which registered the offering of 1,200,000 shares of common stock, $0.0001 par value per share (the “Securities”), which may be offered pursuant to the terms of the 2004 Stock Plan, as Amended.

On June 23, 2014, pursuant to the Agreement and Plan of Merger, dated as of May 7, 2014 (the “Merger Agreement”), by and among H. Lundbeck A/S, a Danish corporation (“Parent”), Charlie Acquisition Corp., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Acquisition Sub”), and the Company, Acquisition Sub merged with and into the Company, with the Company being the surviving corporation and an indirectly wholly owned subsidiary of Parent (the “Merger”). As a result of the Merger, the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statement.

In connection with the Merger and other transactions contemplated by the Merger Agreement, and in accordance with an undertaking made by the Company in the Registration Statement to remove from registration by means of a post-effective amendment any Securities which remain unsold at the termination of the offering, the Company hereby removes from registration all Securities registered pursuant to the Registration Statement that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on June 25, 2014.

CHELSEA THERAPEUTICS INTERNATIONAL, LTD.

By:	/s/ Staffan Schüberg
Staffan Schüberg
President